Exhibit 10.13

October 12, 2012

Jim Daly

Dear Jim:

It is with great pleasure that we offer you the position of Executive Vice President, Chief Commercial Officer at Incyte Corporation. In this position you will report directly to Paul A. Friedman, M.D., President & Chief Executive Officer. The terms of this offer are set forth in this letter. Should you accept our offer, your salary will be $19,230.77 per bi-weekly pay period (equivalent to $500,000.00 on an annualized basis). This is a salaried, exempt position, as your salary covers compensation for all hours worked. Performance evaluations will be conducted annually.

You are eligible to participate in the Incentive Compensation Plan (ICP), an annual cash incentive plan. Employees are assigned a “Funding Target”, based on their job category, as a percent of base pay. As an Executive Vice President, your funding target is 50%. Your individual award will be based on Company Performance vs. Company Goals, and your Individual Performance vs. your Individual Goals. Actual awards are variable and could be more or less than your individual funding target. This cash incentive plan is subject to ongoing approval by the company’s Board of Directors, and may be modified or terminated by the Board of Directors at its discretion.

Where appropriate, Incyte is sensitive to the personal need of employees and attempts to promote quality of life for our staff. As consideration for your current location, we would like to offer relocation assistance, which will be provided by our contracted relocation company, NuCompass Mobility Services Inc. A representative from NuCompass Mobility will be in touch with you to discuss further details regarding your move. A summary of the services offered to assist in your move may include: packing and moving of household goods, temporary accommodation assistance, house hunting trip and final travel costs. You agree that if you voluntarily terminate your employment or are terminated for cause within one year from your start date, you will be required to immediately repay all relocation assistance paid by the Company. This will be pro-rated depending on number of months worked.

As a valued employee of Incyte we would like to offer you options on 300,000 shares of Incyte common stock. This grant is subject to the approval of the Board of Directors. The specific terms and conditions of this grant including exercise price and vesting conditions will be set forth in a Stock Option Agreement to be entered into between you and the Company.

Jim Daly

October 12, 2012

Subject to approval of the Board of Directors, you may enter into an Employment Agreement with the Company in the form previously approved by the Board for our Executive Vice Presidents. In addition, Incyte agrees that, as set forth in Attachment A, if, outside of the period during which you may be eligible to receive severance benefits under the Employment Agreement, Incyte terminates your employment for any reason other than for Cause from your date of signature of this letter, you will be entitled to a one-time payment in the amount of two times your annual base salary plus target bonus, two years of company paid COBRA coverage and immediate vesting of all stock options on the date of your termination.

As was discussed in the interview process, Incyte offers employees and their eligible dependents a variety of group health insurance benefits. Effective on your first day of employment, you will be eligible for these benefits which currently include medical, dental, vision, disability and life insurances. An outline of our benefit package is enclosed. The premium costs of these benefits for employees are currently being paid by Incyte. Incyte offers a 401(k) Plan available for your participation effective on your first day of employment. Paid Time Off (PTO) accrues quarterly to a maximum of 20 days (160 hours) per 12-month period with 4 years of service or less, to a maximum of 25 days (200 hours) for years 5 through 9, and a maximum of 30 days (240 hours) for year 10 and beyond. These hours are accrued the first day of each quarter. As a new hire, you will accrue a full 5 days (40 hours) of PTO for the quarter in which you start. Information about these programs and other company benefits along with guidelines concerning employment are contained in Incyte’s Employee Handbook.

As a condition of your employment with Incyte, you are required to sign the enclosed Confidential Information and Invention Assignment Agreement (“Agreement”) protecting Incyte’s proprietary and competitive information. This offer of employment is subject to your acceptance of the terms of the Agreement. As an Incyte employee, you will be responsible for carrying out your duties and upholding all company policies as outlined in the company Employee Handbook and in the Agreement, as may be modified from time to time. Please note that your employment with Incyte, if accepted, will be on an “at will” basis, meaning that either you or the Company can terminate the employment relationship for any reason at any time.

This offer of employment is contingent upon your being able to provide Incyte with documentation that verifies your identity and employment eligibility on the date that you report to work. A list of acceptable documents is enclosed. This offer of employment is also contingent on the Company receiving satisfactory background checks.

Jim, we would be delighted by your decision to join Incyte Corporation and we look forward to your acceptance of this offer of employment. We believe Incyte offers an exciting and challenging opportunity.

Jim Daly

October 12, 2012

In order to confirm your agreement with and acceptance of these terms, please sign one copy of this letter and return it to Bonnie Croce along with your signed Confidentiality Agreement, Code of Business Conduct and Ethics, and Computer Usage Policy. Please fax your signed acceptance letter to the confidential Human Resources Department fax: [         ]. The Agreement must be returned with a signed copy of this letter to be considered a valid acceptance. The other copy of this offer letter is for your records. In the meantime, should you have any questions about our offer or about the company more generally, please contact either of us.

Sincerely,

/s/ Paul A. Friedman	/s/ Paula J. Swain
Paul A. Friedman, M.D.	Paula J. Swain
President & Chief Executive Officer	Executive Vice President,
Human Resources

I have read and understand the terms of this offer including the attached Confidential Information and Invention Assignment Agreement. I agree to the terms of employment set forth in this letter and Confidentiality Agreement and will be available to report to work on Monday, October 22, 2012.

/s/ Jim Daly

Jim Daly

Attachment A

In addition, Incyte Corporation agrees that, if Incyte terminates your employment for any reason other than for Cause, then you will be entitled to receive a one-time payment in the amount of two times your annual base salary plus target bonus, two years of company paid COBRA coverage and immediate vesting of all stock options on the date of your termination. Provided, however, that as a condition to receiving this one-time payment, you will be obligated to execute and deliver to the Company, in a form satisfactory to the Company, a general release of claims; and provided, further, that you will not be eligible to receive this payment if you elect to terminate your employment with the Company voluntarily.

For purposes of this letter, “Cause” is defined as:

(i)

Your continued failure to perform your duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to your physical or mental illness or total and permanent disability, which incapacity has been recognized as such by the Board of Directors of the Company);

(ii)	Your engagement in illegal conduct, gross misconduct or dishonesty that is injurious to the Company;
(iii)	Your unauthorized disclosure or misuse of the Company’s secret, confidential or proprietary information, knowledge or data relating to the Company or its affiliates; or
(iv)	Your violation of any of the Company’s employee policies or procedures.